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                                                                     Exhibit 3.6
                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        SOUTHERN PERU COPPER CORPORATION

     Southern Peru Copper Corporation, a corporation organized under and existing by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY that the amendment to the corporation's Restated Certificate of Incorporation set forth below was duly adopted in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

     FIRST: That the Board of Directors of said corporation adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

     RESOLVED, that the last paragraph of Section 4.9(a) of the Restated Certificate of Incorporation shall be amended to read in its entirety:

          For purposes of this Paragraph 4.9, the term "Affiliate" of a Person shall mean any Person (other than the Corporation) that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the first Person. For the purposes of the above definition, the term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), shall mean the possession, directly or indirectly, of more than 50% of the then outstanding voting stock entitled to elect directors of such Person; the term "Person" shall mean any natural person, firm, partnership, association, corporation, company, trust, business trust, joint venture, unincorporated organization or government or any department or agency thereof. Additionally, for the purposes of this Paragraph 4.9, the term "Founding Stockholder" shall mean each of Grupo Mexico, S.A. de C.V., Cerro Trading Company, Inc. and Phelps Dodge Overseas Capital Corporation and their respective successors; PROVIDED that each of Cerro Trading Company, Inc. and Phelps Dodge Overseas Capital Corporation shall remain a Founding Stockholder for the purposes hereof only for such time as it would also qualify as an Affiliate of The Marmon Corporation or Marmon Holdings, Inc. or Phelps Dodge Corporation, or their respective successors, as the case may be.

     SECOND: That the above-specified amendment was duly approved by the stockholders of said corporation in accordance with the provisions of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the following duly authorized officer of Southern Peru Copper

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Corporation has hereunto executed this Certificate of Amendment of the Restated
Certificate of Incorporation this 17th day of January, 2002.


                        SOUTHERN PERU COPPER CORPORATION


                           By: /s/Oscar Gonzalez Rocha
                               -----------------------
                               Oscar Gonzalez Rocha
                               Its: President